FOR IMMEDIATE RELEASE

ERHC Energy Announces Changes in Leadership

HOUSTON, July 28, 2006 - ERHC Energy Inc. (OTCBB: ERHE) today announced that its board of directors has accepted the resignation of Walter Brandhuber, chief executive officer and member of the Board. The company's board of directors has initiated an international recruitment search for a chief executive officer. Effective immediately, the board of directors has appointed Board Member Nicolae Luca, 46, as interim chief executive officer until a successor is named. Mr. Luca has served as a director since February 2001.

Mr. Luca has been a non-executive director of the company since February 2001. Since April 1998, Mr. Luca has also served as the technical director for Chrome Oil Services Limited. Mr. Luca has a bachelor of science in mechanical engineering.

"We are pleased to have Nicolae Luca lead this transition process as the board conducts its search for a new CEO," said Sir Emeka Offor, chairman of the board. "Going forward, our business strategy will be to continue to commercialize our rights in the Joint Development Zone."

Additionally, ERHC Energy announced that Franklin Ihekwoaba, chief financial officer, vice president and a member of the board, has resigned as an officer and director. Mr. Ihekwoaba resigned after recently informing the Audit Committee that he should not have used the designation "C.P.A." following his name and that he had initiated a personal bankruptcy proceeding in December 2005. The company has initiated an international recruitment search for a chief financial officer.

About ERHC Energy
ERHC Energy Inc. is a Houston-based independent oil and gas company focused on growth through high impact exploration in the highly prospective Gulf of Guinea and the development of undeveloped and marginal oil and gas fields. ERHC is committed to creating and delivering significant value for its shareholders, investors, and employees; sustainable and profitable growth through risk balanced smart exploration, cost efficient development and high margin production.

Safe Harbor Statement
This press release contains "forward-looking statements," including statements about ERHC Energy Inc.'s future operating milestones, financing plans, as well as other matters that are not historical facts or information. These forward-looking statements are based on management's current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to the Company's ability to exploit its commercial interests in the JDZ and the exclusive territorial waters of Sao Tome and Principe, that may cause the Company's actual results to be materially different from any future results expressed or implied by such forward-looking statements. The Company undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise, nor is there any assurance that the contemplated financing will be effected, under the terms set forth herein or any other terms.